                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                 ______________


                                   FORM 8-A/A
                                Amendment No. 2

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                 MATTEL, INC.
                          --------------------------
             (Exact name of registrant as specified in its charter)

Delaware                                     95-1567322
----------------------------------------     ---------------------------------
(State of incorporation or organization)     (IRS Employer Identification No.)

333 Continental Blvd., El Segundo, California        90245-5012
------------------------------------------------     ----------
(Address of principal executive offices)             (Zip Code)

If this form relates to the                    If this form relates to the
 registration of a class of                    registration of a class of securities
 securities pursuant to Section                pursuant to Section 12(g) of the
 12(b) of the Exchange Act and is              Exchange Act and is pursuant to
 effective pursuant to General                 General Instruction A(d) please check
 Instruction A(c) please check the             the following box.
 following box. [X]                            [_]

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                   Name of each exchange on which
     to be so registered                   each class is to be registered
     -------------------                   ------------------------------

Preference Share Purchase Rights           New York Stock Exchange
                                           Pacific Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                  None
                -------------------------------------------
                            (Title of Class)
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Item 1.  Description of Securities to be Registered.
         ------------------------------------------

          Reference is hereby made to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission by Mattel, Inc. (the "Company") on February 13, 1992 and Amendment No. 1 to the Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission by the Company on March 13, 1992 (together, the "Form 8-A"). The Form 8-A relates to the preference share purchase rights of the Company and the Rights Agreement dated as of February 7, 1992, between the Company and The First National Bank of Boston, as Rights Agent. The Form 8-A is incorporated herein by reference.

          The Company's Board of Directors has approved and adopted Amendment No. 1 to the Rights Agreement dated as of May 13, 1999 between the Company and BankBoston, N.A. (which was previously named The First National Bank of Boston), as Rights Agent (the "Amendment"), a copy of which is attached hereto as Exhibit 4 and incorporated herein by reference.

          The Amendment provides that the exchangeable non-voting shares of Softkey Software Products Inc., the Company's Canadian subsidiary, shall be taken into account in determining if a Distribution Date (as defined in the Rights Agreement) has occurred. The Company hereby amends and restates Item 1 to the Form 8-A to read in its entirety as follows:

           On February 7, 1992, the Board of Directors of Mattel, Inc. (the "Company") declared a dividend of one preference share purchase right (a "Right") for each outstanding share of common stock, par value $1.00 per share (the "Common Shares"), of the Company. The dividend is payable on February 17, 1992 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series E Junior Participating Preference Stock, par value $.01 per share (the "Preference Shares"), of the Company at a price of $150 per one one-hundredth of a Preference Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of February 7, 1992, as amended by Amendment No. 1 to the Rights Agreement dated as of May 13, 1999 (collectively, the "Rights Agreement") between the Company and BankBoston, N.A., as Rights Agent (the "Rights Agent").

          Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding Common Shares and exchangeable non-voting shares (the "Exchangeable Shares") of Softkey Software Products Inc., the Company's Canadian subsidiary or
(ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares and Exchangeable Shares (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Share certificates outstanding as of the

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Record Date, by such Common Share certificate with a copy of the Summary of
Rights which is included in the Rights Agreement as Exhibit C (the "Summary of Rights") attached thereto.

          The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of the Record Date, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

          The Rights are not exercisable until the Distribution Date. The Rights will expire on February 17, 2002 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case as described below.

          The Purchase Price payable, and the number of Preference Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preference Shares, (ii) upon the grant to holders of the Preference Shares of certain rights or warrants to subscribe for or purchase Preference Shares at a price, or securities convertible into Preference Shares with a conversion price, less than the then-current market price of the Preference Shares or (iii) upon the distribution to holders of the Preference Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preference Shares) or of subscription rights or warrants (other than those referred to above).

          The number of outstanding Rights and the number of one one-hundredths of a Preference Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

          Preference Shares purchasable upon exercise of the Rights will not be redeemable. Each Preference Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Preference Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per Common Share. Each Preference Share

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

will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preference Share will be entitled to receive 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

          Because of the nature of the Preference Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preference Share purchasable upon exercise of each Right should approximate the value of one Common Share.

          In the event that, after a person or group has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

          At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares and Exchangeable Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Preference Share (or of a share of a class or series of the Company's preference stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

          With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preference Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preference Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preference Shares on the last trading day prior to the date of exercise.

          At any time prior to the time an Acquiring Person becomes such, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

          The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) the sum of .001% and the

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

largest percentage of the outstanding Common Shares and Exchangeable Shares then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than (a) the Company, (b) any subsidiary of the Company, (c) any employee benefit plan of the Company or any subsidiary of the Company, (d) any entity holding Common Shares or Exchangeable Shares for or pursuant to the terms of any such plan or (e) E.M. Warburg, Pincus & Co., Inc., a Delaware corporation, and its affiliates and associates) and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

          For the purpose of calculating the various percentage ownership thresholds contained in the Rights Agreement, shares issued in connection with the capital investment approved by the Company's shareholders at the 1984 Annual Meeting and still owned by the original owner, or owned by certain qualified transferees, are excluded from the amount deemed to be beneficially owned by such persons. However, if such original owner or qualified transferee becomes a member of a group with certain other persons, such shares will be included in the amount attributable to, and will be deemed to be beneficially owned by, such other persons.

          Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

          The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Company's Board of Directors, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Rights may be redeemed by the Company at the Redemption Price prior to the time that a person or group has acquired beneficial ownership of 20% or more of the Common Shares and Exchangeable Shares.

          The Rights Agreement, dated as of February 7, 1992 between the Company and The First National Bank of Boston as Rights Agent, specifying the terms of the Rights and including the form of the Certificate of Designation, Preferences and Rights setting forth the terms of the Preference Shares as an exhibit thereto, is attached to the Form 8-A filed with the Securities and Exchange Commission by the Company on March 13, 1992 and is incorporated herein by reference. Amendment No. 1 to Rights Agreement dated as of May 13, 1999, between the Company and BankBoston, N.A., as Rights Agent, including the amended and restated Summary of Rights to Purchase Preferred Shares as an exhibit thereto, is attached hereto and incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibits.

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Item 2.   Exhibits
          --------

               The Company hereby amends and restates Item 2 to the Form 8-A to read in its entirety as follows:

         *1. Rights Agreement, dated as of February 7, 1992 between Mattel, Inc. and The First National Bank of Boston, as Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series E Junior Participating Preference Stock, par value $.01 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C.

         *2.   Press Release of the Company dated February 10, 1992.

        **3. Letter dated February 7, 1992 mailed to stockholders of the Company on February 20, 1992.

         +4. Amendment No. 1 to Rights Agreement dated as of May 13, 1999, between Mattel, Inc. and BankBoston, N.A., as Rights Agent, which includes the amended and restated Summary of Rights to Purchase Preference Shares as Exhibit C.

          5. Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.0 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993), File No. 001-05647.

          6. Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit B to the Company's Proxy Statement dated March 23, 1996).

          7. Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit B to the Company's Proxy Statement dated March 30, 1998).

          8. By-laws of the Company, as amended to date (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 dated September 26, 1997).

___________________

* Previously filed as an exhibit to the Company's Registration Statement on Form 8-A filed February 13, 1992.
** Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed March 9, 1992.
 +   Filed herewith.

                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                              MATTEL, INC.


Dated:  May 13, 1999          By: /s/ Robert Normile
                                 ---------------------------------------------
                                 Robert Normile
                                 Senior Vice President, General Counsel
                                   and Secretary

                                    EXHIBITS

         *1. Rights Agreement, dated as of February 7, 1992 between Mattel, Inc. and The First National Bank of Boston, as Rights Agent, which includes the form of Certificate of Designation, Preferences and Rights setting forth the terms of the Series E Junior Participating Preference Stock, par value $.01 per share, as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preference Shares as Exhibit C.

         *2.   Press Release of the Company dated February 10, 1992.

        **3. Letter dated February 7, 1992 mailed to stockholders of the Company on February 20, 1992.

         +4. Amendment No. 1 to Rights Agreement dated as of May 13, 1999, between Mattel, Inc. and BankBoston, N.A., as Rights Agent, which includes the amended and restated Summary of Rights to Purchase Preference Shares as Exhibit C.

          5. Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.0 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993), File No. 001-05647.

          6. Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit B to the Company's Proxy Statement dated March 23, 1996).

          7. Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit B to the Company's Proxy Statement dated March 30, 1998).

          8. By-laws of the Company, as amended to date (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-3 dated September 26, 1997).

___________________

* Previously filed as an exhibit to the Company's Registration Statement on Form 8-A filed February 13, 1992.
** Previously filed as an exhibit to the Company's Registration Statement on Form 8-A/A filed March 9, 1992.
 +   Filed herewith.


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